HLB 國衛會計師事務所
Hodgson Impey Cheng

Chartered Accountants
Certified Public Accountants

CPA

April 14, 2008

The Board of Directors
Asia Global Holdings Corp.
1601-1604 CRE Centre
889 Cheung Sha Wan Road
Kowloon
HONG KONG

Dear Sirs

Asia Global Holdings Corp.
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Asia Global Holdings Corp. of our report dated April 14, 2007, except for Note 4, which are dated as of April 14, 2008, relating to the consolidated financial statements of Asia Global Holdings Corp. and subsidiaries as of December 31, 2006, and for the year then ended, which report appear in the annual report to stockholders and incorporated in this annual report on Form 10-K.

HLB Hodgson Impey Cheng
Chartered Accountants
Certified Public Accountants